Exhibit 99.1

Marine Products Corporation Reports Second Quarter 2022 Financial Results

ATLANTA, July 27, 2022 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2022. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended June 30, 2022, Marine Products generated net sales of $95.8 million, a 42 percent increase compared to $67.3 million in the same period of the prior year. The increase in net sales was primarily due to a 22 percent increase in the average selling price per boat and a 15 percent increase in the number of boats sold. The increase in units sold during the second quarter as compared to the prior year was primarily due to higher production and increased shipments of boats in the current year compared to the second quarter of the prior year. The results in the second quarter of the prior year were also negatively impacted by a brief production shutdown due to supply chain issues. Average selling prices increased primarily due to model price increases to cover increased costs of materials and components and a favorable model mix.

Gross profit for the second quarter of 2022 was $23.0 million compared to $14.6 million in the second quarter of the prior year. Gross margin as a percentage of net sales increased to 24 percent in the second quarter of 2022 compared to 22 percent in the second quarter of 2021. Gross margin as a percentage of net sales improved due primarily to a favorable model mix.

Operating profit for the second quarter of 2022 was $13.1 million, an increase of 77 percent compared to operating profit of $7.4 million in the second quarter of last year. Selling, general and administrative expenses were $9.9 million in the second quarter of 2022 compared to $7.2 million in the second quarter of 2021. These expenses increased due to costs that increase with higher sales and profitability, such as incentive compensation, sales commissions and warranty expenses. Selling, general and administrative expenses were 10 percent of net sales in the second quarter of 2022 compared to 11 percent of net sales during the second quarter of 2021. Net income for the second quarter of 2022 was $10.0 million, an increase of 72 percent compared to net income of $5.8 million in the second quarter of 2021. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2022 was $13.6 million, an increase of $5.8 million or 74 percent, compared to the second quarter of 2021.1

Diluted earnings per share in the second quarter of 2022 were $0.29, an increase of 71 percent compared to $0.17 in the second quarter of the prior year. The effective tax rate for the second quarter of 2022 was 24.0 percent, an increase compared to an effective tax rate of 21.4 percent for the second quarter of the prior year.

Net sales for the six months ended June 30, 2022 were $172.4 million, an increase of 18 percent compared to the first six months of 2021. Net income for the six-month period was $17.0 million or $0.50 diluted earnings per share, compared to net income of $13.9 million or $0.41 diluted earnings per share in the comparable prior year period.

1	EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Second Quarter 2022 Earnings Press Release

“Our manufacturing facility operated throughout the second quarter of 2022 as we worked to satisfy continued high dealer and consumer demand during the height of the retail selling season,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “We continue to work toward more timely receipts of short components from our suppliers and overcome boat delivery transportation challenges. Although some of our supply chain issues have improved, we are still being impacted by sporadic and unexpected shortages of critical components. These delays continue to impact our ability to meet demand and lead to higher-than-normal inventory levels of substantially completed boats that could not be shipped to dealers.

“We are closely monitoring retail demand indications as consumers assess rising interest rates and the near-term prospect of a recession. We will conduct an in-person dealer conference during the third quarter and we are eager to hear our dealers’ assessments of demand in their markets as well as display our models for the 2023 model year. Our dealer inventories remain at historic lows and consumer demand continues to exceed our industry’s capacity to meet that demand. For these reasons, we believe any slowdown in consumer demand will not impact our near-term results; therefore, we continue to focus on maximizing unit production and quality,” concluded Palmer.

Marine Products Corporation will hold a conference call today, July 27, 2022, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357 or (929) 201-6127 for international callers and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements that (i) we continue to work to receive more timely receipts of short components from our suppliers and overcome boat delivery transportation challenges, (ii) although some of our supply chain issues have improved but, we are still being impacted by sporadic and unexpected shortages of critical components, (iii) such delays continue to impact our ability to meet demand and lead to higher-than-normal inventory levels of substantially completed boats that could not be shipped to dealers, (iv) we are closely monitoring retail demand indications as consumers assess rising interest rates and the near-term prospect of a recession, (v) we will conduct an in-person dealer conference during the third quarter and we are eager to hear our dealers’ assessments of demand in their markets as well as display our models for the 2023 model year, and (vi) dealer inventories remain at historic lows and consumer demand continues to exceed our industry’s capacity to meet that demand, and (vii) we believe any slowdown in consumer demand will not impact our near-term results; therefore, we continue to focus on maximizing unit production and quality. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021.

Second Quarter 2022 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

Second Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Period ended June 30, (Unaudited)	Second Quarter		Six Months
	2022	2021	2022	2021
Net sales	$95,813	$67,259	$172,425	$145,634
Cost of goods sold	72,816	52,651	131,033	112,564
Gross profit	22,997	14,608	41,392	33,070
Selling, general and administrative expenses	9,883	7,245	19,123	15,682
Operating profit	13,114	7,363	22,269	17,388
Interest (expense) income	(7)	10	(24)	18
Income before income taxes	13,107	7,373	22,245	17,406
Income tax provision	3,152	1,579	5,227	3,515
Net income	$9,955	$5,794	$17,018	$13,891

EARNINGS PER SHARE
Basic	$0.29	$0.17	$0.50	$0.41
Diluted	$0.29	$0.17	$0.50	$0.41

AVERAGE SHARES OUTSTANDING
Basic	34,191	33,994	34,146	33,976
Diluted	34,191	33,994	34,146	33,976

Second Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	(in thousands)
	JUNE 30, 2022	DECEMBER 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,568	$14,102
Accounts receivable, net	9,344	3,262
Inventories	78,271	73,261
Income taxes receivable	77	10
Prepaid expenses and other current assets	3,135	2,474
Total current assets	112,395	93,109
Property, plant and equipment, net	14,232	14,370
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	9,961	13,302
Deferred income taxes	5,372	4,392
Other assets	3,870	3,895
Total assets	$149,603	$132,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$11,573	$6,771
Accrued expenses and other liabilities	14,912	11,298
Total current liabilities	26,485	18,069
Pension liabilities and retirement plans	13,942	15,564
Other long-term liabilities	1,052	683
Total liabilities	41,479	34,316
Common stock	3,424	3,399
Capital in excess of par value	-	-
Retained earnings	107,232	97,702
Accumulated other comprehensive loss	(2,532)	(2,576)
Total stockholders' equity	108,124	98,525
Total liabilities and stockholders' equity	$149,603	$132,841

Second Quarter 2022 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)
Periods ended June 30,	Three Months Ended		Six Months Ended
(In thousands)	2022	2021	2022	2021
Reconciliation of Net Income to EBITDA
Net Income	$9,955	$5,794	$17,018	$13,891
Add:
Income tax provision	3,152	1,579	5,227	3,515
Depreciation and amortization	464	450	936	897
Less:
Interest (expense) income	(7)	10	(24)	18
EBITDA	$13,578	$7,813	$23,205	$18,285